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                                                                    EXHIBIT 16.1


October 14, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

    We have read the statements made by Toymax International, Inc, a copy of which is attached hereto, which we understand will be filed with the Securities and Exchange Commission pursuant to Item 11(i) of Form S-1 and Item 304 of Regulation S-K, under the heading "Auditor Change" in the Company's Registration Statement on Form S-1, as amended (File No. 333-33409). We agree with the statements in so far as they concern our firm in such Registration Statement and agree to the filing of this letter as Exhibit 16 to the Registration Statement.


Very Truly Yours,
/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Hong Kong